Exhibit 99.1

        Meridian Resource Announces Third Quarter 2006 Financial Results

    HOUSTON--(BUSINESS WIRE)--Nov. 8, 2006--The Meridian Resource Corporation (NYSE:TMR) today announced its third quarter 2006 financial results. Based on quarter-end pricing of $4.17 per Mcfe and $63.37 per barrel of oil, the Company recognized a one time non-cash ceiling test charge, resulting in a third quarter 2006 net loss of $86.9 million or $0.99 per share. Excluding the impact of the charge, the Company would have reported net income of $783 thousand, or $0.01 per share compared to $3.3 million, or $0.04 per share for the third quarter of 2005. The one time non-cash ceiling test charge has no effect on current or future cash flow from operations and did not occur as a result of any loss of proved reserves. Additionally, the effect of this write-down is projected to result in a decrease in the Company's anticipated future depletion rate.

    The ceiling test write-down totaled $87.7 million (net of tax). The Company follows the full cost method of accounting for its investment in its oil and natural gas properties. Under the rules established by the Securities and Exchange Commission, companies are required to calculate a comparison of net capitalized cost of proved oil and gas reserves to the discounted present value of future cash flows from the related proved reserves (net of tax). The calculation is made quarterly utilizing prices as of the end of the current quarter, including the impact of the Company's qualifying hedging activity, held flat for the life of the reserves. Because the capitalized costs exceeded discounted future cash flows (net of tax) the assets were written down to the then value of the discounted future cash flows (net of tax), resulting in the impairment.

    Discretionary Cash Flow

    Discretionary cash flow for the third quarter of 2006 was $30.8 million, up 15% compared to $26.8 million for the third quarter of 2005. The increase in discretionary cash flow between the periods is primarily a result of higher average realized prices and improved production volumes, offset in part by higher operating costs. In the third quarter of 2006, the Company received an average of 9% more for its oil and natural gas compared to the third quarter of 2005. Discretionary cash flow for the first nine months of 2006 increased by $8.3 million to $105.8 million compared to $97.5 million for the same period of 2005.

    Production Volumes

    Production volumes for the third quarter of 2006 totaled 5.7 billion cubic feet of gas equivalent ("Bcfe"), up 14% compared to 5.0 Bcfe for the third quarter of 2005. Average daily production for the third quarter was 62.1 million cubic feet of gas equivalent ("Mmcfe") compared to 54.5 Mmcfe for the third quarter of 2005. The variance in average daily production volumes between the two periods is due primarily to a portion of the Company's production being shut-in as a result of the damage caused by Hurricane Katrina in the third quarter of 2005. Production volumes for the first nine months of 2006 were
18.0 Bcfe compared to 19.7 Bcfe for the same period of 2005.

    Total Revenues

    Total revenues for the third quarter of 2006 were $46.1 million, or $8.06 per Mcfe, an increase of 25% on a dollar basis and 10% on a per Mcfe basis, compared to total revenues of $36.8 million, or $7.35 per Mcfe, for the third quarter of 2005. The variance between the two periods for total revenues is due primarily to the lower production in the third quarter 2005 caused by Hurricane Katrina, in conjunction with higher average realized prices. Total revenues for the first nine months of 2006 increased by $19.1 million to $150.1 million compared to $131.0 million for the same period of 2005.

    Lease Operating Expenses

    Lease operating expenses for the third quarter of 2006 were $6.5 million compared to $3.4 million for the third quarter of 2005. Lease operating expense increased between the periods primarily due to additional properties acquired and drilled since the last period, industrywide increases in service costs and significantly higher insurance costs resulting from last year's hurricane season. The Company's insurance rates increased by more than four times the previous year's annual premiums and represented $1.5 million during the third quarter of 2006. The Company anticipates that the higher insurance costs for properties in its Gulf Coast producing region will continue in effect for the foreseeable future. Lease operating expenses for the first nine months of 2006 were $16.1 million compared to $12.2 million for the same period of 2005.

    Severance and Ad Valorem Taxes

    Severance and ad valorem taxes for the third quarter of 2006 were $3.2 million compared to $2.2 million for the third quarter of 2005. The variance is due primarily to an increase in oil and gas prices, a higher natural gas tax rate and an increase in production. The majority of Meridian's current oil and natural gas production comes from Louisiana, where the severance tax rates are 12.5% of gross oil revenues and $0.373 per Mcf for natural gas. Over the course of the last year, the tax rate has increased from $0.208 to $0.252 to its current rate of $0.373 per Mcf.

    Depletion and Depreciation

    Depletion and depreciation for the third quarter of 2006 was $28.2 million compared to $19.7 million for the third quarter of 2005. On a per Mcfe basis, depletion and depreciation for the third quarter was $4.94 per Mcfe compared to $3.94 per Mcfe for the third quarter of 2005. Depreciation and depletion expense on a per Mcfe basis increased primarily due to the impact of negative reserve revisions during 2005 and the rising costs in the industry for current and projected capital expenditures and the recognition of certain geological and geophysical, land and other related costs associated with the Company's continued exploration program that have not been fully evaluated to date. Depletion and depreciation for the first nine months of 2006 was $85.4 million compared to $70.5 million for the same period of 2005. As a result of the above referenced ceiling test write-down, the Company's future depletion rate is expected to decrease.

    General and Administrative Expenses

    General and administrative expenses for the third quarter of 2006 were $4.4 million compared to $4.0 million for the third quarter of 2005. General and administrative expenses for the first nine months of 2006 were $13.9 million compared to $13.3 million the same period of 2005.

    Hedging Update

    As previously announced, the Company recently entered into several new hedging contracts to hedge a portion of its expected oil production for 2006, 2007 and 2008. The additional oil hedge contracts were completed in the form of costless collars, and ranged between a floor price of $60.00 and a ceiling price of $96.10 with monthly volumes ranging between 3,000 and 5,000 barrels between September 2006 and July 2008. The costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract during each respective month. A schedule showing the Company's complete hedging position is located below.

    Conference Call Information

    Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Wednesday, November 8th, at 10:00 a.m. Central time. To participate in this conference call, dial 800-265-0241 (US/Canada) or 617-847-8704 (International) five to ten minutes before the scheduled start time and reference Conference ID # 76335491. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. The Company has posted on its website a set of presentation slides that can be downloaded prior to the call. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID # 83232886.

    Non-GAAP Financial Measure

    In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

    The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk and target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma, as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

    Safe Harbor Statement and Disclaimer

    Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, adverse weather conditions and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2005.



          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                       SUMMARY OPERATIONS DATA

     (In thousands, except prices and per share data, unaudited)

                                 Q3-06     Q3-05
                               ------------------- -------------------
                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Production:
Oil (Mbbl)                          230       203       653       680
Natural Gas (Mmcf)                4,337     3,790    14,081    15,623
Mmcfe                             5,715     5,010    17,997    19,706
Mmcfe (Daily Rate)                 62.1      54.5      65.9      72.2

Average Prices:
Oil (per Bbl)                    $64.17    $43.92    $56.59    $36.03
Natural Gas (per Mcf)              7.16      7.32      7.94      6.81
     Per Mcfe                      8.01      7.32      8.26      6.64

Oil and Natural Gas Revenues    $45,795   $36,664  $148,723  $130,882
Lease Operating Expenses          6,486     3,431    16,050    12,223
     Per Mcfe                      1.13      0.68      0.89      0.62
Severance and Ad Valorem Taxes    3,202     2,189     8,547     6,687
     Per Mcfe                      0.56      0.44      0.47      0.34
General and Administrative
 Expense                          4,360     3,961    13,876    13,345
     Per Mcfe                      0.76      0.79      0.77      0.68
Interest Expense                  1,471     1,194     4,338     3,276
     Per Mcfe                      0.26      0.24      0.24      0.17

Discretionary Cash Flow (1)     $30,760   $26,758  $105,798   $97,507
     Per Mcfe                      5.38      5.34      5.88      4.95

Net Earnings (Loss) Applicable
 to Common Stockholders        ($86,879)   $3,276  ($76,705)  $13,529

Per Common Share (Basic)         ($0.99)    $0.04    ($0.88)    $0.16
Per Common Share (Diluted)       ($0.99)    $0.04    ($0.88)    $0.15

(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.




          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

             (In thousands, except per share, unaudited)

                                 Q3-06     Q3-05
                               ------------------- -------------------
                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues:
Oil and natural gas             $45,795   $36,664  $148,723  $130,882
Interest and other                  264       181     1,382       110
                               --------- --------- --------- ---------
Total revenues                   46,059    36,845   150,105   130,992
                               --------- --------- --------- ---------

Operating costs and expenses:
Oil and natural gas operating     6,486     3,431    16,050    12,223
Severance and ad valorem taxes    3,202     2,189     8,547     6,687
Depletion and depreciation       28,226    19,725    85,396    70,452
General and administrative        4,360     3,961    13,876    13,345
Accretion expense                   430       272     1,050       798
Hurricane damage repairs            581       750     2,984       750
Impairment of long-lived assets 134,865         -   134,865         -
                               --------- --------- --------- ---------
Total operating costs and
 expenses                       178,150    30,328   262,768   104,255
                               --------- --------- --------- ---------

Net earnings (loss) before
 interest and income taxes     (132,091)    6,517  (112,663)   26,737

Other expenses:
Interest expense                  1,471     1,194     4,338     3,276
Taxes on income:
         Current                    135      (860)      503      (603)
         Deferred               (46,818)    2,907   (40,799)    9,633
                               --------- --------- --------- ---------
Net earnings (loss)             (86,879)    3,276   (76,705)   14,431

Dividends on preferred stock          -         -         -       902
                               --------- --------- --------- ---------

Net earnings applicable to
 common stockholders           ($86,879)   $3,276  ($76,705)  $13,529
                               ========= ========= ========= =========

Net earnings (loss) per share:
 - Basic                         ($0.99)    $0.04    ($0.88)    $0.16
                               ========= ========= ========= =========
 - Diluted                       ($0.99)    $0.04    ($0.88)    $0.15
                               ========= ========= ========= =========

Weighted average common shares
 outstanding:
 - Basic                         87,726    86,683    87,179    83,771
 - Diluted                       87,726    92,134    87,179    89,337




          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS

                      (In thousands, unaudited)

                                          Sept. 30, 2006 Dec. 31, 2005
                                          -------------- -------------
ASSETS
------------------------------------------

Cash and cash equivalents                       $46,182       $23,265
Other current assets                             36,004        45,394
                                          -------------- -------------
      Total current assets                       82,186        68,659
                                          -------------- -------------

Property, equipment and other assets            374,881       487,143
                                          -------------- -------------
      Total assets                             $457,067      $555,802
                                          ============== =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------

Current liabilities                             $50,180       $51,721

Long-term debt, net of current maturities        75,000        75,000

Other liabilities                                15,381        51,516

Common stockholders' equity                     316,506       377,565
                                          -------------- -------------
      Total liabilities and stockholders'
       equity                                  $457,067      $555,802
                                          ============== =============




          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
        SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES

                      (In thousands, unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Reconciliation of Discretionary
 Cash Flow (Diluted) to Net
 Cash Provided By Operating
 Activities:

Discretionary Cash Flow
 (Diluted)                      $30,760   $26,758  $105,798   $97,507
Adjustments to reconcile
 discretionary cash flow to net
 cash provided by operating
 activities:
     Net changes in working
      capital                     7,873     2,911     8,371    (1,075)
                               --------- --------- --------- ---------
Net Cash Provided By Operating
 Activities                     $38,633   $29,669  $114,169   $96,432
                               ========= ========= ========= =========




                  THE MERIDIAN RESOURCE CORPORATION
         SUMMARY OF NATURAL GAS AND CRUDE OIL HEDGE POSITIONS

                     Natural Gas Costless Collars
----------------------------------------------------------------------

                                       Contracted    Floor    Ceiling
               Contract                  Volume      Price     Price
                Period                 (Mmbtu/Qtr) ($/Mmbtu) ($/Mmbtu)
-------------------------------------- ----------- --------- ---------
               Q4 - '06                 1,340,000     $8.00    $11.01
               Q1 - '07                 1,200,000     $8.00    $10.60
               Q2 - '07                   800,000     $8.00    $10.60


                      Crude Oil Costless Collars
----------------------------------------------------------------------

                                       Contracted    Floor    Ceiling
               Contract                  Volume      Price     Price
                Period                 (Bbls/Qtr)   ($/Bbl)   ($/Bbl)
-------------------------------------- ----------- --------- ---------
               Q4 - '06                    58,000    $52.07    $78.57
               Q1 - '07                    53,000    $52.26    $79.00
               Q2 - '07                    48,000    $52.50    $79.53
               Q3 - '07                    45,000    $60.22    $84.24
               Q4 - '07                    43,000    $64.16    $87.01
               Q1 - '08                    39,000    $63.85    $86.68
               Q2 - '08                    37,000    $64.05    $86.93
               Q3 - '08                    12,000    $64.17    $87.07

    CONTACT: The Meridian Resource Corporation
             Lance L. Weaver, 281-597-7125
             lweaver@tmrc.com
             www.tmrc.com